SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

              Date of Report (date of earliest event reported): July 13, 2011

                               EFT HOLDINGS, INC.
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                 (Name of Small Business Issuer in its charter)

      Nevada                     000-53730                    20-1211204
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(State of incorporation)    (Commission File No.)           (IRS Employer
                                                          Identification No.)

                         17800 Castleton St., Suite 300
                           City of Industry, CA 91748
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          (Address of principal executive offices, including Zip Code)

             Registrant's telephone number, including area code: (626) 581-3335

                                       N/A
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          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01  Entry into a Material Definitive Agreement

      In June 2011 the Company entered into agreements to purchase an office building located in Taipei, Taiwan. The office building is under construction and will be completed by the end of 2013. The total purchase price for the office building, which consists of 14 floors and 144 parking spaces, is approximately $248 million. The Company has made payments of $21 million toward the purchase price as of August 25, 2011.

Item 5.02  Departure of Directors or Certain Officers

      On July 13, 2011 Jeffrey Cheung, the Company's Secretary and a director, resigned. Mr. Cheung resigned due to a disagreement he had with the Company's President, Jack Jie Qin, concerning the Company's agreement to purchase the office building referred to in Item 1.01 above. The agreements relating to the purchase of office building were signed, on behalf of the Company, by Mr. Qin as the Company's Chief Executive Officer. As of the date of this filing the Company's directors have not approved the purchase of the building.

      Mr. Cheung resigned since the Company's directors did not approve the purchase and, in his opinion, the Company cannot afford to purchase the office building.

      Effective August 30, 2011, Mr. Cheung will resign as the Company's Principal Financial and Accounting Officer. Mr. Cheung's resignation from these positions is due to the disagreement mentioned above.





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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   August 26, 2011                   EFT HOLDINGS, INC.



                                          By:  /s/ Pyng Soon
                                               -------------------------------
                                              Pyng Soon, Authorized Officer